Exhibit 99.1

ELKHART, INDIANA — AUGUST 26, 2015

SKYLINE REPORTS FISCAL 2015 FOURTH QUARTER RESULTS

Results from Continuing Operations Include an 8% Increase in Net Sales and

Net Loss of $200,000

In the fourth quarter of fiscal 2015, Skyline reported:

•	Net sales from continuing operations of $49,605,000, an increase of 8% over net sales of $46,040,000 from continuing operations in the year ago quarter.

•	Net loss from continuing operations of $149,000 which included a $243,000 gain on sale of idle property, plant and equipment. By comparison, a net loss of $1,672,000 from continuing operations occurred in fourth quarter of fiscal 2014 which included a $244,000 gain on sale of idle property, plant and equipment.

•	A net loss from discontinued operations of $51,000 as compared to a net loss of $888,000 from discontinued operations in the fourth quarter of fiscal 2014.

•	Net loss of $200,000 or $0.02 per share as compared to a net loss of $2,560,000 or $0.30 per share in the fourth quarter of fiscal 2014.

For the fiscal 2015, Skyline reported:

•	Net sales from continuing operations of $186,985,000, an increase of 22% over net sales of $153,080,000 from continuing operations in fiscal 2014.

•	A net loss from continuing operations of $4,188,000 which included a $243,000 gain on sale of idle property plant and equipment. By comparison, a net loss of $7,307,000 from continuing operations occurred in fiscal 2014 which included a $706,000 gain on sale of idle property, plant and equipment.

•	A net loss from discontinued operations of $6,226,000 as compared to a net loss of $4,557,000 from discontinued operations in fiscal 2014.

•	A net loss of $10,414,000 or $1.24 per share as compared to a net loss of 11,864,000 or $1.41 per share in fiscal 2014.

Forward-Looking Statements

This document contains certain forward-looking information about Skyline that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of statements that include, but are not limited to, phrases such as “believe,” “expect,” “future,” “anticipate,” “intend,” “plan,” “foresee,” “may,” “should,” “will,” “estimates,” “potential,” “continue,” or other similar words or phrases. Similarly, statements that describe the Company’s objectives, plans, or goals also are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of Skyline. Skyline cautions readers that a number of important factors could cause actual results to differ materially from those expressed in, implied, or projected by such forward-looking statements. Risks and uncertainties include, but are not limited to: consumer confidence and economic uncertainty; availability of wholesale and retail financing; the health of the U.S. housing market as a whole; federal, state, and local regulations pertaining to the manufactured housing industry; the cyclical nature of the manufactured housing, modular housing and park model industries; general or seasonal weather conditions affecting sales; potential impact of natural disasters on sales and raw material costs; potential periodic inventory adjustments by independent retailers; interest rate levels; the impact of inflation; the impact of high or rising fuel costs; the cost of labor and raw materials; competitive pressures on pricing and promotional costs; catastrophic events impacting insurance costs; the availability of insurance coverage for various risks to the Company; market demographics; and management’s ability to attract and retain executive officers and key personnel.

If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, the developments and future events concerning Skyline set forth in this press release may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this document. Skyline assumes no obligation to update such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

	May 31, (Unaudited)				Year Ended May 31,
	2015		2014		2015		2014
Net sales from continuing operations	$49,605		$46,040		$186,985		$153,080

Loss from continuing operations, net of taxes	(149	)(A)	(1,672	)(B)	(4,188	)(A)	(7,307	)(C)
Loss from discontinued operations, net of taxes	$(51)		$(888)		$(6,226)		$(4,557)

Net loss	$(200)		$(2,560)		$(10,414)		$(11,864)

Basic loss per share	$(.02)		$(.30)		$(1.24)		$(1.41)

Number of weighted average common shares outstanding	8,391,244		8,391,244		8,391,244		8,391,244

(A) Includes $243 gain on sale of idle property, plant and equipment

(B) Includes $244 gain on sale of idle property, plant and equipment

(C) Includes $706 gain on sale of idle property, plant and equipment

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(Dollars in thousands)	May 31,
	2015	2014
ASSETS
Cash	$4,995	$6,031
Accounts receivable	15,259	16,259
Note receivable, current	—	50
Inventories	9,008	8,627
Worker’s compensation security deposit	1,732	2,688
Other current assets	447	542
Assets of discontinued operations	140	7,473

Total Current Assets	31,581	41,670
Note receivable, non-current	—	1,581
Property, Plant and Equipment, net	11,569	15,953
Other Assets	7,289	6,550

Total Assets	$50,439	$65,754

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable, trade	$3,025	$3,050
Accrued liabilities	11,988	12,173
Liabilities of discontinued operations	104	3,024

Total Current Liabilities	15,117	18,247

Total Non-Current Liabilities	11,949	13,720

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	83,877	94,291
Treasury stock, at cost	(65,744)	(65,744)

Total Shareholders’ Equity	23,373	33,787

Total Liabilities and Shareholders’ Equity	$50,439	$65,754